EXHIBIT 10.2

AMENDMENT TO THE SHARE SUBSCRIPTION AGREEMENT DATED 16TH DAY OF SEPTEMBER, 2007

THIS Amendment to the Share Subscription Agreement dated 16th September 2007 (hereinafter referred to as “Amendment Agreement”) is entered on this 21st day of December, 2007;

BY AND AMONG

INDIA GLOBALIZATION CAPITAL, INC. a company organized under the laws of the State of Maryland and having its office address at 4336 Montgomery Avenue Bethesda, MD 20814, acting directly or indirectly through one or more of its non US Affiliates, alongwith such newlyformed non-US Affiliates (hereinafter collectively referred to as “Investor”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns) of the FIRST PART;

AND

TECHNI BHARATHI LIMITED, a company incorporated under the Indian Companies Act, 1956, having its registered office at By pass road, Edappally, Kochi – 682 024, India (hereinafter referred to as "Company" which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors) of the SECOND PART;

AND

THE PERSONS whose names and addresses are set out in Schedule 1 hereto (hereinafter referred to as "Promoters", which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include their heirs, legal representatives, executors, and administrators) of the THIRDPART.

(The Investor, the Promoters and the Company may hereinafter be referred to individually as “Party” and collectively as “Parties”, as the context may require).

WHEREAS

A.
The Parties entered into a Share Subscription Agreement on the 16th day of September, 2007 (the “SSA”), setting out the terms and conditions subject to which the Investor would subscribe to the Subscription Shares;

B.
Clause 3 of the SSA sets out the conditions to be satisfied by the Parties prior to the Investor subscribing to the Subscription Shares. Some of the conditions to be satisfied by the Parties are as under: (i) completion of a business, financial, accounting, tax, technical, legal and regulatory due diligence on the Company by the Investor and resolution of all issues arising therefrom to the satisfaction of the Investor on or before 45 Business Days from the date of this Amendment Agreement, (ii) resolution being passed at a duly constituted meeting of the board of directors of Investor and a resolution being passed at duly constituted meeting of the shareholders of the Investor, approving the subscription to the Subscription Shares and the satisfaction of all other conditions for the Investor to effect a Business Combination as set forth in the Investor's Prospectus dated March 3, 2006 as filed with the US Securities and Exchange Commission, (iii) the Promoters obtaining written consents from all banks, financial institutions, lenders of the Company and all other third parties as may be required for change in shareholding of the Company in form and substance satisfactory to the Investor, (iv) each of the Promoters delivering to the Investor a no-objection certificate in the form contained in Schedule 4 to the SSA and a no-objection certificate from the Company in the form contained in Schedule 4A to the SSA;

C.
Pending satisfaction of the conditions precedent set out in Clause 3 of the SSA, the Company has requested the Investor to infuse the Portion of Subscription Price (as defined below), towards subscription to Portion of Subscription Shares (as defined below);

D.	The Investor has agreed to subscribe to the Portion of Subscription Shares in the Company subject to the terms and conditions set out in this Amendment Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES COVENANTS AND AGREEMENTS HEREIN CONTAINED, THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

“Account” means the account to be opened by the Parties with Citibank N.A.

“Completion” means completion of the events specified in Clause 5 hereof and the Investor being registered as a member in respect of the Portion of the Subscription Shares in the register of members of the Company.

‘Completion Date' shall mean the date specified by the Investor for Completion.

“Existing Accounts” mean the current accounts maintained by the Company with the banks listed in Schedule 3 hereof, with details such as name of the branch and account numbers.

“Funding” means the funding of the Portion of Subscription Price by the Investor upon fulfillment, or waiver, of the conditions precedent prescribed in Clause 4;

“Funding Date” means the date on which the first tranche of the Funding occurs;

“Portion of Subscription Price” means Rs. 10,55,98,500/- (Rupees Ten Crores Fifty Five Lacs Ninety Eight Thousand Five Hundred only) forming part of the Subscription Price.

“Portion of Subscription Shares” means 27,45,671 equity shares, constituting 39.04% of the post issued paid up share capital of the Company and forming part of the Subscription Shares.

“Promoters Shares” means 42,87,500 Shares representing 100% of the Share Capital of the Company.

“Receivables” means the monies due and payable to the Company by parties to the Third Party Contracts.

“Shareholders Agreement” means the agreement dated September 16, 2007 entered into between the Parties.

“SSA” shall have the meaning ascribed to it in Recital A.

“Third Party Contracts” means the contracts entered into by the Company with the parties set out in Schedule 3, on the dates set out in Schedule 3.

All capitalized expressions used and not defined in the Amendment Agreement, but defined in the SSA, shall have the same meaning ascribed to it in the SSA.

2.	SUBSCRIPTION FOR SHARES AND INITIAL ADVANCE AGAINST SHARES

(a)
Subject to the terms of this Amendment Agreement, the Investor hereby agrees to subscribe for, and the Company agrees to allot and issue to the Investor at Completion, the Portion of Subscription Shares, provided that subject to Clause 3, the Portion of Subscription Price shall be funded as advance against Shares of the Company.

(b)
The consideration payable by the Investor to the Company for the Portion of Subscription Shares shall be the Portion of Subscription Price or thereabout as the Parties may mutually agree. The Investor shall be entitled to subscribe to the Portion of Subscription Shares and infuse the Portion of Subscription Price in tranches, as may be decided by the Investor.

3.	CONDITIONS PRECEDENT

The obligation of the Investor to fund the Portion of Subscription Price is subject to the fulfillment, prior to or simultaneously on the Funding Date (or at the time specified below), of the following conditions and delivery and execution of the following items in form and substance satisfactory to the Investor, any one or more of which may be waived in writing by the Investor in its sole discretion:

(a)
the Representations and Warranties as provided in Clause 5 and Schedule 3 of the SSA and under this Amendment Agreement, remaining true and correct on the Funding Date and on every subsequent date on which Funding happens;

(b)
approval of the Board for (i) the execution, delivery and performance by the Company of this Amendment Agreement, (ii) creation of an Account in the manner and for the purposes contemplated in this Amendment Agreement, (iii) appointment of two (2) of the Investor’s nominees as authorized signatories to the Existing Accounts and the Account to be created pursuant to this Amendment Agreement, (iv) deposit into the Account, of Receivables arising pursuant to the Third Party Contracts and instructions to be issued in writing to counter parties to Third Party Contracts, instructing counter parties to deposit the Receivables directly into the Account, in the manner contemplated in this Amendment Agreement, (v) granting irrevocable authority to the Investor’s nominees, being the authorized signatories to the Existing Accounts and the Account, to operate and withdraw the amounts lying to the credit of the Existing Accounts and the Account at any time and for any reason whatsoever, (vi) subject to the approval of the members, amending the Articles of Association of the Company to give effect to the matters set out in this Agreement, (vii) in-principle approval for allotment of such number of shares to the Investor, at the specific request of the Investor, pending subscription to the entire Subscription Shares, as will increase the Investor’s shareholding in the Company to 51%, and an undertaking that such allotment will be completed within 2 working days of the Investor infusing funds towards subscription to the share capital of the Company and requesting the Company to allot Shares, (viii) transferring 10 Equity Shares held by the Promoters in favor of Mr. Sujjain Talwar and (ix) implementing the relevant transactions set forth in this Amendment Agreement to which the Company is a party or which require approval by the Board;

(c)
each of the Company and the Promoters having performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Funding;

(d)	the articles of association of the Company being amended to reflect, to the extent permitted by law, the provisions of this Amendment Agreement;

(e)
one (1) nominee of the Investor having been duly elected/appointed as Director, effective upon Funding and for that purpose, convening necessary board and shareholders meetings, as may be necessary or required;

(f)	the Company having opened the Account;

(g)
evidence being adduced by the Promoters, of written instructions issued to the banks with whom the Existing Accounts are maintained by the Company, of the inclusion, in addition to the existing authorized signatories, of Mr. Ram Mukunda and another nominee of the Investor as authorized signatories to the Existing Accounts, with authority to operate the Existing Accounts singly and evidence being adduced of written instructions issued to Citibank N.A of the change in authorized signatories and appointment of Mr. Ram Mukunda and another nominee of the Investor as the exclusive authorized signatories of the Account with Citibank, with authority to operate the account singly;

(h)
certificate from the Promoters and the Company confirming that (i) the Receivables are free from Encumbrances (ii) no lender or third party has any rights over the Receivables (iii) the Promoters and the Company have taken all steps necessary to ensure that the Receivables are credited into the Account as contemplated under this Amendment Agreement, (iv) the Receivables are free to be utilized for the purposes and in the manner contemplated under this Amendment Agreement (v) the Company has not entered into any agreement or understanding whereby any party other than the Investor has priority over the Receivables, and (vi) except for the Existing Accounts, the Company does not maintain or operate any account with any bank;

(i)
the Company appointing the Investor’s nominees as the authorized signatories to the Account and including the name of the Investor’s nominees as authorized signatories to the Existing Accounts, with an undertaking that (i) the authorized signatories nominated by the Investor shall be entitled to operate the Existing Accounts and Account singly, (ii) except upon specific written instructions of the Investor, the Investor’s nominees shall not be replaced and such appointment and understanding having been communicated to Citibank N.A and the banks with whom the Company maintains the Existing Account (iii) they shall not open any savings or current account or any other account with any bank except with the specific written consent of the Investor (iv) that all future receivables arising from contracts that the Company may enter into, after this date, will be directed to be deposited into the Account;

(j)
the Company issuing irrevocable written instructions to Citibank N.A and the banks with whom Existing Accounts are maintained, to honor all cheques, demand drafts and other payment instructions issued by the Investor’s nominees, without first obtaining approval of the Promoters or the Company;

(k)
the Company obtaining a certificate from an independent chartered accountant indicating the ‘fair value’ of the Shares calculated in accordance with the Guidelines for Valuation of Shares and Fixation of Premia;

(l)
the Promoters causing Odeon Limited to postpone the completion date under the share purchase agreement dated September 21, 2007 entered into between the Investor and Odeon Limited, from January 31, 2008 to a date set out in Schedule 3;

(m)
the Promoters obtaining written consents from all banks, financial institutions, lenders of the Company and all other third parties as may be required for change in shareholding of the Company in form and substance satisfactory to the Investor;

(n)
the Promoters causing the Company to and the Company obtaining all statutory and other consents and approvals required or desirable under any and all applicable laws and regulations, including but not limited to (i) approval of the Board of Directors and shareholders for increase in the authorized share capital, if required, (ii) in-principle approval of the Board of Directors and shareholders for subscription, issue and allotment of the Portion of Subscription Shares pursuant to the terms of this Amendment Agreement, if necessary; and (iii) to give effect to the transactions contemplated herein;

(o)
the Promoters and the Company undertaking that (i) the Portion of Subscription Price shall be utilized exclusively for the purposes set out in Schedule 3 and not for any other purpose (ii) the Company shall deliver to the Investor at weekly intervals, details set out in Schedule 3;

(p)
the Promoters and the Company confirming that except for SAAG RR Infra Limited and Odeon Limited, the board of directors have not recognized any person or entity as an ‘investor’ and except for SAAG RR Infra Limited and Odeon Limited, no other person has been granted any special rights or privileges at board or shareholders meetings;

(r)
the Promoters causing the board of directors of the Company to, and the board of directors recognizing the Investor as an ‘investor’ for the purposes of the Articles of Association of the Company and the Investor being vested with all rights available to an ‘investor’;

(s)
the Promoter causing the Company to, and the Company executing necessary forms and declarations to enable refund of the share application money to the Investor, in the event the Conditions Precedent to the SSA does not occur.

(t)
the Promoters transferring 10 Equity Shares in favor of Mr. Sujjain Talwar or any other person as may be nominated by the Investor and the Company approving the transfer of shares from the Promoter in favor of Mr. Sujjain Talwar or any other person as may be nominated by the Investor, at a price to be determined by the Investor, and the Promoters causing the Company to, and the Company amending the Articles of Association to give effect to the transfer on the terms determined by the Investor.

(u)	the Promoters and the Company shall obtain a letter from SAAG RR Infra Limited, in the form attached as Schedule 4, in respect of the matters set out therein and accepted by the Investor.

(v)
Each of the Promoters delivering to the Investor, a no-objection certificate in the form contained in Schedule 4 to the SSA and a no-objection certificate from the Company in the form contained in Schedule 4A to the SSA.

The Promoters shall fulfill all their obligations hereunder and shall, to the extent within their power and control, cause the Company to fulfill all its obligations hereunder so as to ensure that the conditions set forth in this Clause are fulfilled by such dates as specified above, to the satisfaction of the Investor.

4.	FUNDING EVENTS

(a)
Funding of the first tranche shall take place on the Funding Date, or at such other place as the Parties may agree. The Portion of Subscription Price shall be retained as advance against Shares, until Completion.

(b)
Simultaneously upon Funding, the provisions of Clauses 3 (Conditions subsequent to Completion), 4.1(d) (Alternate Directors) 4.1(g) (Meeting and Minutes of Board Meeting), 4.1(h) (Notice), 4.1(i) (Quorum), 4.1(j) (Determination of Quorum), 4.1(k) (Resolution by Circulation), 4.2 (Committees), 4.3 (Rights of the Investor) and 5 (Dividend Policy) of the Shareholders Agreement shall become effective and the Promoters and the Company shall be bound by the terms contained therein.

(c)	The Promoters and the Company shall not propose any resolution at a Shareholders Meeting, if such resolution has not been approved by the director nominated by the Investor, at a meeting of the Board.

(d)	Until Completion under this Amendment Agreement, the Promoters shall not be entitled to Transfer all or any part of their Shareholding to any Person.

(e)
The Parties agree that where a resolution for allotment of shares in favour of the Investor is proposed by the director nominated by the Investor, the Promoters shall (if they are also Directors) / cause the directors nominated by them on the Board, to vote in favour of the resolution.

(f)
A meeting of the shareholders shall be convened and a special resolution shall be passed approving amendment to the Articles of Association, to give effect to the matters set out in this Amendment Agreement.

(g)
The Promoters agree and acknowledge that until Funding, they are in complete control over the affairs of the Company and undertake that they shall, to the extent within their power and control, cause the Company to fulfill all its obligations hereunder so as to ensure that the covenants set forth in this Amendment Agreement are fulfilled by such dates as specified in this Amendment Agreement. To secure the performance of the obligations of the Promoters and the Company as set out in this Amendment Agreement, the Promoters shall create a pledge on the Promoter Shares in favour of the Investor or any Person nominated by it. For such purpose, the Promoters shall on the Funding Date or any date thereafter, and if required, with the approval of the regulatory authorities, deliver the following documents to the Investor, or his representative/nominee:

•	Original certificates evidencing right, title and interest to the Promoter Shares;
•	Undated share transfer forms signed by the Promoters in favour of the Investor;
•
A duly stamped, irrevocable power of attorney (substantially in the form and content as specified in Schedule 2hereof) from each Promoter, pursuant to which each Promoter permits the Investor to take all necessary action and sign all necessary documents, letters, undertakings etc. as may be required so as to effect a transfer of the Promoter Shares to the Investor or any of his nominees, as the case may be, and be registered as a ‘member’ in respect of the Promoter Shares;

•	the shareholding pattern of the Company after the exercise of the pledge by the Investor.

(h)
The Promoters unconditionally agree, acknowledge, undertake and confirm that they shall take all necessary action and sign all necessary documents, letters, undertakings etc. as may be required so as to effect a transfer of the Promoter Shares to the Investor or any of his nominees, as the case may be, and be registered as a member inrespect of the Promoter Shares, if called upon by the Investor to do so.

(i)
The Promoters and the Company agree and acknowledge that the covenants and obligations under Clauses 3 and 4 relate to special, unique and extraordinary matters, and that a violation of any of the terms of such covenants and obligations will cause the Investor irreparable injury and hence the Investors shall be entitled to specific performance of the obligations undertaken by the Company and/or the Promoters under Clauses 3 and 4.

5.	COMPLETION EVENTS

(a)
Upon fulfillment of all the Conditions Precedent set out in the SSA, to the satisfaction of the Investor or if specifically waived in writing by the Investor, the Parties shall proceed to complete the allotment of the Portion of Subscription Shares to the Investor in the manner provided in this Clause.

(b)	At Completion, the Company shall:

•	allot and issue to the Investor, the Portion of Subscription Shares;

•	deliver to the Investor one or more original share certificates and other instruments, if any, evidencing the Investor’s title to the Portion of Subscription Shares;

•	duly register, as required by Law, the Portion of Subscription Shares in the Company's registers and provide evidence thereof to the Investor;

(c)
If any one or more of the Conditions Precedent set out in the SSA are not satisfied to the satisfaction of the Investor or waived in writing by the Investor, the Investor shall notify the Promoters and the Company of the non satisfaction of the Condition Precedent. Within 7 days of receipt of such intimation from the Investor, the Promoters shall cause the Company to and the Company shall refund an amount equivalent to the Portion of Subscription Price to the Investor. If the Company fails to make repayment of the Portion of Subscription Price to the Investor within 7 days of receipt of notice from the Investor, the Investor’s nominee may, without any further act or approval of the Promoters or the Company, issue instructions to Citibank N.A to repatriate funds lying in the Account to the Investor and the Parties shall cause Citibank N.A to forthwith repatriate such funds to the Investor.

(d)
If the funds lying in the Account are less than the Portion of Subscription Price, the Promoters will cause the Company to fund the Account with such amount by which the funds lying in the Escrow Account fall short of the Portion of Subscription Price. If the Promoters fail to cause the Company to fund the shortfall in the Portion of Subscription Price, or upon the Promoters and/or the Company committing a breach of any of their obligations under this Amendment Agreement and more specifically under Clause 5 hereof and failing to remedy the breach within 7 days of being notified of the same by the Investor, then, without prejudice to any of its rights under this Amendment Agreement, the Investor shall have a right to forthwith exercise the pledge and, at its discretion, require the Board to allot to itself, Portion of Subscription Shares and take all necessary action,to be registered as a member of the Company in respect of the Promoter Shares and or Portion of Subscription Shares.

(e)
Upon the Promoters and/or the Company committing a breach of any of their obligations under Clause 5(d)hereof and failing to remedy the breach within 7 days of being notified of the same by the Investor and the Investor being unable to exercise the pledge and / or be registered as a member in respect of the Promoter Shares or any part thereof, due to any reason whatsoever, the Investor shall be entitled, pending subscription to the Subscription Shares, to be allotted Portion of Subscription Shares and to subscribe to such number of shares in the Company as will bring its shareholding to 51% of the paid up share capital of the Company as on such date (“Additional Shares”). Upon exercise of such option by the Investor, and upon infusion of funds by the Investor towards subscription to the Additional Shares, the Company shall allot Additional Shares to the Investor and at such price as may be determined by the Investor, provided that the pricing shall be in accordance with the laws of India. Upon exercise of such option by the Investor, the Investor shall be entitled to appoint majority directors on the Board and exercise all rights available to the Investor under law, as a 51% shareholder in the Company.

(f)
The Promoters and the Company hereby undertake that they shall, upon exercise by the Investor of its right under Clauses 5(d)and 5(e) above, cooperate with the Investor and take all necessary steps to ensure that the name of the Investor or any Person nominated by the Investor is registered as a ‘member’ in the register of members of the Company in respect of the Promoter Sharesand Additional Shares.

(g)
In the event of enforcement of pledge by the Investor, of the Promoter Shares, or in the event of the Promoters committing a breach of any of their obligations of causing the Company to perform its obligations, or in the event of subscription by the Investor, to Additional Shares, in the circumstances set out in Clause 5(e)above, subject to the rights available to the Investor to appoint majority Directors on the Board and exercise all rights available to the Investor under law, as a 51% shareholder in the Company, the provisions of the Shareholders Agreement will get triggered. However, notwithstanding anything to the contrary contained in the Shareholders Agreement, the Investor shall not be subject to any restrictions on transfer of Portion of Subscription Shares or Promoter Shares or Additional Shares, whether set out in the Shareholders Agreement or otherwise and the provision of this clause shall supersede anything to the contrary contained in the Shareholders Agreement or under any other agreement entered into between the Parties.However, the Promoters and the Company agree that they shall be bound by Clauses 6, 7, 8 and 9 of the Shareholders Agreement.

6.	BOARD REPRESENTATION

(a)
The Parties agree and acknowledge that the Investor shall be entitled to appoint one director on the Board effective upon Funding and that such director shall be appointed under Section 255(2) of the Act. The Promoters and the Company shall not be entitled to remove the Director appointed/nominated by the Investor, unless required by Law, in which event, the Investor shall be entitled to nominate a director in place of the director removed and the Promoters shall cause the Company to and the Company shall appoint such person as director on the Board.

(b)
The right of nomination and appointment of the director conferred on the Investor under Clause 6(a) shall include the right at any time to remove from office any such persons nominated or appointed by them and from time to time determine the period for which such persons shall hold office as Director. If the Investor desires that any director nominated or appointed by it should cease to be a director of the Company, the Promoters shall cause, and shall exercise its voting rights in such manner, so as to ensure such removal and appointment of new director nominated by the Investor to replace the director so removed as soon as may be practicable.

(c)
The director appointed/nominated by the Investor shall be entitled to receive all notices, agenda, etc. and to attend all General Meetings and Board Meetings and Meetings of any Committees of the Board of which they are members.

(d)
The quorum at meetings of the Board shall be comprised in accordance with the provisions of the Companies Act, and provided further that it also comprises of a Director nominated by the Investor and/or its Affiliates. Subject to quorum requirements being met, each Director shall have one vote on the Board and, except as otherwise specifically required by the Companies Act, all decisions of the Board shall be taken by a simple majority of the Directors present and voting or deemed to be present at the meeting or in the case of resolution by circulation, by majority of Directors to whom the resolution is circulated in accordance with Clause 4.1(k) of the SHA. Notwithstanding anything to the contrary contained herein or in any other document, no resolution shall be validly passed except with the affirmative vote of a Director nominated by IGC.

(e)
In the event the Investor or any of its Affiliates cease to (i) be shareholders of the Company, then all the rights of the Investor as a Shareholder shall automatically terminate and the Investor shall cause its nominee Directors to resign from the Board.

6A.	SHAREHOLDERS MEETINGS

(a)
Shareholders Meeting Quorum. The quorum at meetings of the Shareholders shall be as required by the Companies Act, provided that the presence of Mr. Sujjain Talwar either in person or by proxy shall be necessary to constitute a valid quorum.

(b)
Determination of Quorum for Shareholders Meeting. In the event the quorum is not present at any Shareholders meeting, the meeting shall be reconvened in accordance with the provisions of the Companies Act and provisions of the Companies Act shall apply to the adjourned meeting. Voting at a meeting of the Shareholders shall only be with the unanimous consent of all the shareholders present and voting. It is clarified for the avoidance of doubt that the affirmative vote of Mr. Sujjain Talwar or his proxy, as the case may be, shall be necessary to pass a valid resolution at any shareholders meeting.

6B.	REPRESENTATIONS AND WARRANTIES

(a)
The Promoters and the Company represent, warrant and undertake to the Investor, that each of the statements set out in this Agreement, is now and will be true and accurate at the Completion Date. The Promoters and the Company acknowledge that the Investor, in entering into this Agreement, is relying on such representations, warranties and undertakings and shall be entitled to treat the same as conditions of the Agreement.

(b)
The Company has the corporate power and authority to execute, deliver and perform this Agreement, and the transactions contemplated herein. The execution, delivery and performance by the Company of this Agreement has been duly authorized and approved by its Board of Directors.

(c)
The execution, delivery and performance of this Agreement will not violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, modification, termination or cancellation or a loss of rights under, or result in any Encumbrance upon any of the assets of the Company under (i) the Memorandum and Articles of Association of the Company, (ii) any shareholders contract/loan arrangement entered into by the Company, (iii) any court order to which the Company is a party or by which the Company is bound; or (iv) any laws affecting the Company.

(d)	The Representations and Warranties provided in this Agreement and in the SSA shall survive the Completion Date.

7.	VALIDITY OF SSA

(a)
Except to the extent specifically modified by this Amendment Agreement, all the terms of the SSA shall survive and continue to remain valid and binding on the Parties. Reference in the SSA to subscription to Investor Shares or Subscription Shares respectively, wherever they appear, shall be deemed to mean subscription to Investor Shares or Subscription Shares as respectively reduced by the Portion of Subscription Shares and Additional Shares and reference to payment of Investor Price or Subscription Price, respectively, wherever they appear in the SSA, shall be deemed to mean payment of Investor Price or Subscription Price as respectively reduced by the Portion of Subscription Price and price paid for the Additional Shares.

(b)	This Amendment Agreement shall become effective upon the execution and delivery of this Amendment Agreement by the Investor, the Promoters and the Company.

(c)
Except as expressly set forth in this Amendment Agreement, all agreements, covenants, undertakings, provisions, stipulations, and promises contained in the SSA are hereby ratified, readopted, approved, and confirmed and remain in full force and effect.

8.	RESOLUTION OF DISPUTES

(a)
Amicable Settlement: If any dispute arises between Investor and/or the Promoters and/or Company during the subsistence of this Amendment Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged breach of any provision of this Amendment Agreement or regarding a question, including the question as to whether the termination of this Amendment Agreement by one Party hereto has been legitimate (“Dispute”), the disputing Parties hereto shall endeavour to settle such Dispute amicably. The attempt to bring about an amicable settlement shall be considered to have failed if not resolved within 60 days from the date of the Dispute.

(b)
Conciliation: If the Parties are unable to amicably settle the Dispute in accordance with Clause 8(a) within the period specified therein, the Parties shall forthwith but not later than 30 days after expiry of the aforesaid period, refer the Dispute to Mr. Ram Mukunda and Mr. Jortin Antony for resolution of the said Dispute. The attempt to bring about such resolution shall be considered to have failed if not resolved within 30 days from the date of receipt of a written notification in this regard.

(c)
Arbitration: If the Parties are unable to amicably settle the Dispute in accordance with Clause 8(b) within the period specified therein, any Party to the Dispute shall be entitled to serve a notice invoking this Clause and making a reference to an arbitration panel of three arbitrators. Each party to the dispute shall appoint one arbitrator within 30 days of receipt of the notice of the Party making the reference, and the two arbitrators, so appointed shall appoint a third arbitrator. The Arbitration proceedings shall be held in accordance with the Arbitration and Conciliation Act, 1996. The decision of the arbitration panel shall be binding on all the Parties to the Dispute.

(d)	The place of the arbitration shall be Mumbai, India.

(e)	The arbitration proceedings shall be governed by the laws of India.

(f)	The proceedings of arbitration shall be in the English language.

(g)	The Arbitrator’s award shall be substantiated in writing. The court of arbitration shall also decide on the costs of the arbitration proceedings. The cost of arbitration shall be borne by the Company.

(h)	The award shall be binding on the Parties subject to the Applicable Laws in force and the award shall be enforceable in any competent court of law.

(i)	The Mumbai court (including any appellant court) in India shall have exclusive jurisdiction.

9.	INDEMNITY

(a)
Without prejudice to any other right available to the Investor in law or under equity, the Promoters shall jointly and severally indemnify, defend and hold harmless the Investor, their Affiliates, directors, advisors, officers, employees and agents, or, if so desired by the Investor, the Promoters shall indemnify the Company, from and against any and all liabilities, damages, demands, Claims (including third party Claims), actions, judgments or causes of action, assessments, interest, fines, penalties, and other costs or expenses (including, without limitation, amounts paid in settlement, court costs and all reasonable attorneys' fees and out of pocket expenses) (“Losses”) directly based upon, arising out of, or in relation to or otherwise in respect of:

(i)
any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Promoters or Company contained in the SSA or this Agreement or any document or other papers delivered by any of them to the Investor in connection with or pursuant to the SSA or this Agreement;

(ii)	any liability arising out of non compliance of any obligation undertaken by the Company or the Promoters;

(iii)
any liabilities and obligations of whatever nature relating to any litigation, claim or governmental investigation pending or relating to the business or operations of the Promoters or the Business of the Company prior to the date of execution of the SSA or this Agreement and as on the Completion Date;

(iv)	any liability due to any non-compliance of any applicable law, rules or regulations prior to the date of execution of this Agreement and as on the Completion Date.

(b)
Any compensation or indemnity as referred to in Clause 9(a) above shall be such as to place the Investor in the same position as it would have been in, had there not been any such breach and as if the Representation and Warranty under which Investor is to be indemnified, had been correct.

10.	MISCELLANEOUS

(a)	No Implied Waiver

Subject to the terms of this Amendment Agreement, the execution, delivery and performance of this Amendment Agreement shall not, except as expressly provided herein, constitute a waiver or modification of any provision of, or operate as a waiver of any right, power or remedy of the Parties under the SSA or prejudice any right or remedy that either Party may have or may have in the future under or in connection with the SSA or any instrument or agreement referred to therein.  The Parties hereto acknowledge and agree that the Representations and Warranties of the Parties contained in the SSA, the clauses on, including but not limited to indemnity and confidentiality shall survive the execution and delivery of this Amendment Agreement and the effectiveness hereof.

(b)	Governing law

This Amendment Agreement shall be governed and construed in accordance with the laws of India.

(c)	Costs

The Company shall pay the stamp duty and all other costs and expenses in relation to this transaction, upto USD 50,000.

(d)	Execution in Counterparts

This Amendment Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

(e)	Assignment

This Agreement and the rights and liabilities hereunder shall bind and inure to the benefit of the respective successors of the Parties hereto, but no Party shall assign or transfer any of its rights and liabilities hereunder to any other Person without the prior written consent of the other Parties, which will not be unreasonably withheld. Notwithstanding anything stated above, the Investor shall be entitled to assign its rights and obligations hereunder, including its rights over the pledge of Promoter Shares, to any of its Affiliates or its holding company or ultimate parent company or their Affiliates, without the consent of the other Parties.

IN WITNESS WHEREOF THE PARTIES TO THIS AMENDMENT AGREEMENT HAVE SET AND SCRIBED THEIR HANDS AT                    , ON THE DAY MONTH AND YEAR FIRST NOTED ABOVE, IN PRESENCE OF:

SIGNED AND DELIVERED	)
BY THE WITHINNAMED "INVESTOR "	)
INDIA GLOBALIZATION CAPITAL, INC.	)
)

ON THE 21st DAY OF DECEMBER2007)

IN THE PRESENCE OF:	)
WITNESS:	)

NAME AND ADDRESS:	)

SIGNED AND DELIVERED	)
BY THE WITHINNAMED "COMPANY"	)
BY THE HAND OF Mr.	)
(AUTHORISED SIGNATORY) PURSUANT TO THE	)
RESOLUTION PASSED BY THE BOARD	)
ON THE 10thDAY OF DECEMBER2007)

IN THE PRESENCE OF:	)
WITNESS:	)

NAME AND ADDRESS:	)

SIGNED AND DELIVERED	)
BY THE WITHINNAMED "Promoters"	)
)
)

ON THE 21st DAY OF DECEMBER2007)

IN THE PRESENCE OF:	)
WITNESS:	)

NAME AND ADDRESS:	)

SCHEDULE 1

NAME AND DETAILS OF PROMOTERS

Name of Shareholder	Number of Shares
Mr. M.K. Chacko	2000
Dr. V.J. Sebastian	520000
Mrs. Kunjamma Antony	237000
Mr. James Joseph	2000
Mr. Antony C. Thevaril	493100
Mr. Joy Joseph	2000
Mrs. Thresiamma Joseph	2000
Kairali Orchids Private Limited	116000
Mr. P.C. Chacko	2000
Mrs. Reeni Jose	4000
Mr. Gijo Thomas	6000
Mr. V.C. Antony	290380
Mrs. Simi Antony	6000
Mr. Alex Antony	494720
Mr. K.V. George	16000
Prof. Jose Thomas	2000
Mr. P.V. Mathai	2000
Mr. P.K. Sukumaran Nair	2000
Mr. Jose Joseph	3680
Mr. K.V. Thomas	500
Mr. Jortin Antony	813800
Mr. George Thomas	91800
Mr. Thomas Oommen	2000
AAA Investment Company	360000
Mrs. Jeggy George	72000
Mrs. Sheeba Jortin	679520
Mr. Shaju Antony	15000
Mr. Georgekutty Kurian	50000
Total	42,87,500

SCHEDULE 2

FORM OF POWER OF ATTORNEY

TO ALL TO WHOM THESE PRESENTS SHALL COME, I, Jortin Antony, an Indian inhabitant having my address at Techni Bharti Limited, By pass road, Edappally, Kochi – 682 024, India (the “Pledgor”) acting for myself and on behalf of the other promoters / shareholders set out in Annexure 1 (collectively “Promoters”) SEND GREETINGS:

And Whereas the Promoters are the legal and beneficial ownersof 42,87,500  Equity Shares (“Equity Shares”) of Techni Bharti Limited, a company registered under the Companies Act, 1956 and having its registered office at By pass road, Edappally, Kochi – 682 024, India (the “Company”) having full legal right, title and interest in those Equity Shares with power to deal with such Equity Shares in any manner they think fit.

And Whereas the Promoters, the Company and India Globalization Capital, Inc. a company organised under the laws of the State of Maryland and having its office address at 4336 Montgomery Avenue Bethesda, MD 20814 (“Pledgee”) have entered into an Amendment Agreement dated 20thDecember, 2007(“Amendment Agreement”), pursuant to which the Investor has agreed to subscribe to Portion of Subscription Shares (as defined in the Amendment Agreement).

And Whereas the Pledgor along with the other Promoters of the Company (as defined in the Amendment Agreement) have undertaken to cause the Company to perform certain obligations under the AmendmentAgreementand the Promoters have authorised the Pledgor, by powers of attorney, to, inter-alia, execute this power of attorney on their behalf.

And Whereas the Promoters havesecured the performance by them of their obligations to cause the Company to do certain acts, by pledging and creating a charge on 42,87,500  Equity Shares of the Company held by the Promoters (hereinafter referred to as the “Pledged Shares”).

Pursuant to Clause 4(g) of the Amendment Agreement, the Pledgor, acting for himself and on behalf of the Promoters,has undertaken and agreed to irrevocably appoint the Pledgee as its attorney-in-fact to take all necessary action and sign all necessary documents, letters, undertakings etc. as may be required so as to effect a transfer of the Pledged Shares to the Pledgee or any of his nominees. In pursuance of the above, the Pledgor is desirous of appointing the Pledgee as its Attorney.

Capitalized terms not defined herein shall have the meanings ascribed to them in the Amendment Agreement.

NOW KNOW YE ALL AND THESE PRESENTS WITNESS THAT

The Pledgor, acting for himself and on behalf of the Promoters,does hereby irrevocably nominate, constitute and appoint the Pledgee (i.e. INDIA GLOBALIZATION CAPITAL, INC. a company organised under the laws of the State of Maryland acting directly or indirectly through one or more of its newly formed non US Affiliates, alongwith such newly formed non-US Affiliates, and having its office address at 4336 Montgomery Avenue Bethesda, MD 20814, or any hereinafter referred to as Attorney) to be the true and lawful Attorney of the Pledgor (acting for himself and on behalf of the Promoters)and in his name and on his behalf and at his risk and costs, to do or cause to be done the following acts, deeds, matters or things, that is to say:

1.
at any time, to take any action and execute any instrument, deed, document, undertaking etc. that the Attorney may deem necessary or advisable to keep the charge or pledge created over the Pledged Shares secured and in full force and effect.

2.	at any time after the Promoters and/or the Company commit a breach of the provisions of the Amendment Agreement, in the opinion of the Investor:

a)
to execute any instrument, deed, document, undertaking including necessary transfer forms as transferor in respect of all the Pledged Shares in the name of the Promoters / Pledgor including revalidation of blank transfer forms duly signed by the Promoters / Pledgor in respect of the Pledged Shares so as to effect a transfer of the Pledged Shares to the Pledgee or its nominee, as the case may be, and to ensure that the name of the Pledgee and/or its nominee is incorporated in the ‘register of members’ as a ‘member’ in respect of the Pledged Shares;

b)	to sign on behalf of the Promoters / Pledgor the consent letter in the form as set out herein;

c)
to vote at all or any meetings of the shareholders of the Company or otherwise to act as the Promoters’ / Pledgor’s attorney or attorney’s representative(s) or proxy(ies) in respect of the Pledged Shares; and

d)
to appoint any proxy (ies) to represent the Promoters / Pledgor at all or any meetings of the  shareholders of the Company with full authority to vote at such meetings in such manner as the Attorney may deem fit.

3.	at any time, to make such declaration in respect of the Pledged Shares as may be in the opinion of the said Attorney required or necessary in law.

4.
at any time, to enter into, make, sign, execute, deliver, acknowledge and perform all engagements, contracts, agreements, indentures, papers, documents, writings, things, deeds etc. that may be necessary or proper to be entered into and signed, sealed, executed, delivered, acknowledged and performed for the purposes of giving effect to the transfer of the Pledged Shares to the Pledgee and/or its nominee.

5.
requisition general meetings, receive notices convening general meetings, attend and vote at general meetings on our behalf in respect of all or such number of Pledged Shares as may be considered appropriate by the Pledgee, to act as the Promoters’ / Pledgor’s attorney or attorney’s representative(s) or proxy(ies) in respect of the Pledged Shares, to appoint any proxy (ies) to represent the Promoters / Pledgor at all or any meetings of the  shareholders of the Company with full authority to vote at such meetings in such manner as the Attorney may deem fit.

6.
at any time, to offer the Pledged Shares for dematerialisation or rematerialisation pursuant to the Depositories Act, 1996 and the rules made and to obtain registration of the names of the beneficial owners thereof in the records of the Depository or any other intermediary, and to do all acts, deeds and things, and to execute and deliver all deed, documents and writing in order to obtain and implement dematerialisation or rematerialisation of the Pledged Shares.

7.	to act in relation to these premises as fully and effectually in all respects as we the Promoters / Pledgor ourselves could do if personally present.

AND WE HEREBY agree to ratify and confirm all and whatsoever our said Attorney shall do or purport to do or cause to be done by virtue of these presents.

AND WE HEREBY declare that this Power of Attorney is and shall be irrevocable until the complete transfer of all the Promoter Shares from the Promoters to the Investor in accordance with the Amendment Agreement.

IN WITNESS WHEREOF the Pledgor has caused this Power of Attorney to be executed, for himself and on behalf of the Promoters, on the day, month and year first above written,.

SIGNED AND DELIVERED BY Mr. Jortin Antony acting for himself and on behalf of the Promoters listed in Annexure 1

NOTARY

ANNEXURE 1

NAME AND DETAILS OF PROMOTERS

Name of Shareholder	Number of Shares
Mr. M.K. Chacko	2000
Dr. V.J. Sebastian	520000
Mrs. Kunjamma Antony	237000
Mr. James Joseph	2000
Mr. Antony C. Thevaril	493100
Mr. Joy Joseph	2000
Mrs. Thresiamma Joseph	2000
Kairali Orchids Private Limited	116000
Mr. P.C. Chacko	2000
Mrs. Reeni Jose	4000
Mr. Gijo Thomas	6000
Mr. V.C. Antony	290380
Mrs. Simi Antony	6000
Mr. Alex Antony	494720
Mr. K.V. George	16000
Prof. Jose Thomas	2000
Mr. P.V. Mathai	2000
Mr. P.K. Sukumaran Nair	2000
Mr. Jose Joseph	3680
Mr. K.V. Thomas	500
Mr. Jortin Antony	813800
Mr. George Thomas	91800
Mr. Thomas Oommen	2000
AAA Investment Company	360000
Mrs. Jeggy George	72000
Mrs. Sheeba Jortin	679520
Mr. Shaju Antony	15000
Mr. Georgekutty Kurian	50000
Total	42,87,500

SCHEDULE 2A

SPECIMEN FORM OF CONSENT LETTER OF PROMOTERS

[On the letterhead of the Promoters]

[Insert Date]

Dear Sir,
Re:	Acquisition of 42,87,500 equity shares of Techni Bharti Limited (“Company”) by India Globalization Capital, Inc. (“Purchaser”) from Indian resident shareholders

I, acting for himself and on behalf of the Promoters, hereby accord our consent for the transfer of 42,87,500 equity shares held by us in Company to the Purchaser at a price of Indian rupee equivalent of Rs.  38.46/- per share.

I request you to kindly take the above 'no objection' on record.

Yours faithfully,

[Name of Promoter]

SCHEDULE 3

Clause reference no.	Relating to	Particulars
Definitions	Existing Accounts	Please see Annexure 1
Definitions	Third Party Contracts
(i) Four Laning Contract of NH – 54, entered into between the Company and the National Highway Authority of India, between Maibong – Lumding, in the State of Assam, awarded under Package no. AS – 25.
(ii) Asphalting work of four laning of NH – 7 entered into between the Company and IVRC Limited, Chennai between Madurai – Thirunelveli, in the State of Tamil Nadu, awarded under package no. NS – 41.

Clause 3(o)	Utilisation of Portion of Subscription Price
(i) Rs. 4 crores for the Four Laning Contract in the State of Assam
(ii) Rs. 2 crores for the asphalting work of four laning in the State of Tamil Nadu
(iii) Rs. 1.30 crores for settling overdue interest to Federal Bank and repayment of first instalment of re-scheduled loan with Dhanalaxmi Bank Limited
(iv) Rs. 1.5crores for paying the first instalment of one time settlement with M/s Shamrao Vittal Co-operative Bank, Mumbai
(v) the balance will be used for the purpose as agreed with the Investor.

Clause 3(o)	Weekly reportings	Cash flows requirements and utilisations and project progress in a format acceptable to the Investor.
Clause 3(l)	Odeon Agreement	Postponement of the Share Purchase Agreement entered into by the Investor with Odeon Limited upto April 30, 2008.

ANNEXURE 1 TO SCHEDULE 3

Sl. No.	Name of Bank	Account No.
1.	State Bank of Travancore Edappally Branch Kochi – 682 024	57016009072
2.	Andhra Bank Ajay Vihar M.G.Road Ernakulam – 682001	CA 1478
3.	Federal Bank Premier Junction Kalamassery 683 104	CA 1504
4.	Federal Bank St. George Church Building Edappally Kochi – 682 024	512
5.	Bank of Baroda Lourde Centre Opp. Old Bus Stand Alwaye	05620200000056

6.	State Bank of Travancore P.O.Box No.33 Tirunelveli Branch Sreepuram, Tirunelveli	67035845850
7.	State Bank of India Singtam P.O. East Sikkim 237 134	01000050183 – Collection 01000050182 – Disbursement
8.	State Bank of Mysore Taluk Office Compound Main Branch Hiriyur Chithradurga District – 572 143	599
9.	Syndicate Bank Perumanoor Branch M.G.Road South End Perumanoor Kochi	101/46
10.	State Bank of India Talcher Branch ORISSA Ph: 06760241024	30264141108

11.	HDFC Bank Ground Floor, Elmar Square 39/4157, M.G.Road Ravipuram Kochi – 682 016	0200350000411
12.	Andhra Bank Rajajinagar Branch Rajaji Nagar Post Bangalore – 560 010	CA 1729
13.	State Bank of Travancore Vellayambalam Branch Vellayambalam Trivandrum 695 010	CA 638
14.	Federal Bank Cuttack Branch Cuttack, ORISSA	A/c No. 417
15.	Federal Bank Limited No. 17, Connaughut Circus New Delhi – 110 001	CA 1975
16.	State Bank of India Lumding Nagaon District Assam	01000050173

SCHEDULE 4

(ON THE LETTERHEAD OF SAAG RR INFRA LIMITED)

Techni Bharathi Limited
Address

India Globalization Capital, Inc.
Address

Dear Sir,

Shareholders cum Subscription Agreement dated February 9, 2007 executed between Techni Bharathi Limited (“Company”) and SAAG RR Infra Limited (“Agreement”)

We, SAAG RR Infra Limited, had agreed to subscribe to 64,31,250 equity shares in the Company constituting 60% of the post issued paid up share capital of the Company, subject to satisfaction of conditions precedent set out therein, within 4 months from the date of execution of the Agreement. However, we have not subscribed to any securities in the Company, till date.

We have, from time to time, advanced to the Company, an amount of Rs. [ ] as unsecured loans, out of which an amount of Rs. [ ] is outstanding to us.

We have been informed of the arrangement proposed to be effected between the Company and India Globalization Capital, Inc. (“IGC”). We hereby agree, acknowledge, undertake and confirm as under:

1.
With effect from the date hereof and until April 30, 2008, we shall not exercise our right or option under the Agreement or pursuant to any other arrangement, to subscribe to securities in the Company;

2.	We understand that the Company will, before April 30, 2008, repay the loan of Rs. [ ] immediately upon receipt by the Company, of funds from IGC and will obtain release of the bank guarantee issued by [ ] in favor of IVRCL, guaranteeing the repayment by the Company, of an amount of Rs. [ ]. Forthwith upon receipt of an amount of Rs. [ ] from the Company, we shall release and discharge the Company, of and from any and all past, present or future, known or unknown claims, debts, conditions, promises, acts, demands, obligations, actions, causes of action, rights, accountings, damages, costs, expenses and compensation which SAAG RR Infra Limited now has, or which may hereinafter accrue or other wise be acquired by SAAG RR Infra Limited.

We further confirm that subject to the repayment by the Company, of an amount of Rs. [ ], the Agreement shall stand automatically terminated and no rights, duties, obligations of the parties under the Agreement shall survive. We hereby confirm that subject to the above, that there are no agreements, arrangements, options, warrants, calls or other rights relating to the issuance, sale, purchase or redemption of any shares or other securities of the Company or any pre-emptive rights, rights of first refusal or other similar rights relating to any shares or other Securities of the Company.

Yours faithfully,
For SAAG RR Infra Limited

Accepted

India Globalization Capital, Inc.